BMC Stock Holdings, Inc. Announces the Retirement of Barry J. Goldstein from its Board of Directors

Atlanta, GA – March 20, 2018 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), one of the leading providers of diversified building products and services in the U.S. residential construction market, today announced that Barry J. Goldstein informed the Company that he will not stand for re-election to BMC’s Board of Directors at BMC’s 2018 Annual Meeting of Stockholders on May 16, 2018 and will instead retire.

Mr. Goldstein joined the Board of Directors of BMC Stock Holdings upon the closing of the Merger of Stock Building Supply Holdings, Inc. and Building Materials Holding Corporation in December 2015 after serving as a Stock Building Supply director since June 2013.

“We want to thank Barry for his many years of service and invaluable contributions to the board,” said David Bullock, Chairman of the Board of Directors of BMC. “Barry was instrumental to our success during the Company’s merger and subsequent integration and has served as Chairman of the audit committee since joining the board back in 2013.”

Goldstein added, “As I look toward retirement from the BMC board, I am confident that our shareholders will be well served by our continuing directors, including several newer members, who have the right skill sets and determination to help guide BMC in its next phase of growth. With a strong, differentiated product set, BMC is an excellent company with a bright future ahead.”

About BMC Stock Holdings, Inc.
With $3.4 billion in 2017 net sales, BMC is one of the leading providers of diversified building products and services to builders, contractors and professional remodelers in the U.S. residential housing market. Headquartered in Atlanta, Georgia, the Company's comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC serves 45 metropolitan areas across 19 states, principally in the fast-growing South and West regions.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(678) 222-1228